UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2010
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of
incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway, Suite 1200, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code:	(972) 673-2000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
This Form 8-K describes modifications to the compensation arrangements for Denbury Resources Inc.’s named executive officers to be made in 2011 as recommended by the Compensation Committee (the “Committee”) of its Board of Directors and ratified by the Board of Directors (the “Board”). The modifications include the setting of cash bonuses for 2010 to be paid in early 2011, the approval of equity awards for 2011 to be issued on a date in early January 2011 which has already been predetermined, consistent with past practices, the setting of base compensation for 2011, and changes in the awards being made as incentive grants to the Company’s named executive officers, including its principal executive officer and its principal financial officer, and its next three most highly compensated executive officers. Otherwise the compensation arrangements and plans described in previous filings remain in place.
Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Executive Officers’ Base Salaries
Effective January 1, 2011, the base salaries of the named executive officers will be increased over current base salary levels by an average of approximately 12%. These increases were considered necessary in order to keep the base salaries of the named executive officers at the level deemed appropriate by the Compensation Committee based in part on peer survey results and an evaluation performed by a third-party outside compensation consulting firm. Base salaries for 2011 will be $600,000 for Mr. Rykhoek, $544,500 for Mr. Evans, $407,000 for Messrs. Allen and Cornelius and $265,100 for Mr. Dubuisson.
Cash Bonus Grants to Employees and Officers
Since 1995, we have had a practice of paying cash bonuses to all of the Company’s employees and officers each year, except in 1998 when no bonuses were paid. Since this practice began, we have paid cash bonuses ranging from 0% to 100% of base salary to the Company’s executive officers, depending on the Company’s results for that year, as recommended by the Committee. For 2010, the Committee previously approved up to an additional 25% Company-wide bonus for the successful integration of Encore Acquisition Company, which the Company acquired in March 2010, as the Committee recognized the significant amount of additional work that would be required in 2010 due to the magnitude of this acquisition.
Historically, the Company’s bonus practices have classified employees into various levels or tiers for bonus compensation purposes, which levels are based on an employee’s position. Since 2007, the officers that are not part of the Investment Committee have been eligible for cash bonuses ranging from 0% to 70% of base salary. Officers that are members of the Investment Committee (currently Phil Rykhoek, Tracy Evans, Bob Cornelius and Mark Allen) have been eligible for cash bonuses ranging from 0% to 100% of base salary. In addition, for 2010 all officers were eligible for the above-described Company-wide merger integration bonus of up to 25% of base salary. All of the Company’s bonuses are paid at the same relative percentage for all levels (i.e., if the Committee determines that bonuses should be given at the top of the normal range, which for level one is 10%, then each other level would also be at the top of that level’s normal range). Bonus determinations are made by the Committee subjectively, not based on arithmetic methods, formulas, or specific targets, but based on an overall retrospective evaluation of the Company’s annual corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results usually are not determined until the year is near conclusion.
The Committee has concluded that cash bonuses for all employees for 2010 should be awarded at the level of 125% of the various bonus ranges for 2010. This decision was based upon their assessment that 100% of the various bonus ranges should be awarded for the Company’s positive overall performance during 2010 with regard to overall production, operating costs, and health, safety and environmental factors, coupled with significantly beneficial acquisitions, dispositions and other events during the year, and that the full additional 25% bonus should be awarded for the successful integration of Encore. As such, cash bonuses for 2010, to be paid in early 2011, will be at 125% of the targeted ranges for all employees, which equates to $618,750 for Messrs. Rykhoek and Evans, $462,500 for Messrs. Allen and Cornelius and $225,225 for Mr. Dubuisson.
Incentive Grants to Officers
In determining the incentive grants to be awarded to the Company’s Investment Committee in January 2011, the Committee generally followed the practice of the prior year, allocating one-third of the equity awards in the form of a three-year time-vesting restricted stock award which will cliff vest on March 31, 2014, one-third in the form of one-year performance-based restricted stock which will cliff vest on March 31, 2012, and one-third in the form of three-year cliff vesting SARs payable in common stock. The performance-based shares are to be earned during a one year performance period, and will be eligible to vest based upon the Company’s level of success in achieving specifically-identified performance targets. These targets chosen by the Committee were generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices. Generally, the number of shares earnable under the performance-based awards for performance at the designated target levels (100% target vesting levels) can be increased if Company performance for 2011 exceeds the 100% target levels, up to doubling the number of shares if the maximum target levels are reached. If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned.
In addition, the members of the Investment Committee will be granted cash performance awards in early January 2011, which will have the same 100% and maximum performance targets and metrics as the equity performance awards, but will be payable in cash rather than stock. If earned at the target level, these awards would be $550,000 for Mr. Rykhoek, $500,000 for Mr. Evans and $350,000 for Messrs. Allen and Cornelius and would vest on March 31, 2012.
The Company’s Investment Committee will be granted equity awards on an already predetermined grant date in early January 2011, with determination of the number of shares of restricted stock or SARs to be granted computed by dividing one-third of a dollar amount for incentive awards (which dollar amount has been set by the Committee for each officer in their compensation review) by (1) for the time-vesting restricted stock, the price of the Company’s common stock as quoted on the NYSE on an already predetermined grant date in early January 2011, (2) for performance-based restricted stock at the 100% target level of awards, a number of shares equal to the number of shares of time-vesting restricted stock as determined in (1) above, and (3) for SARs, by the Black-Scholes value of the SARs based on the same early January 2011 share price utilized for determining the number of shares of restricted stock. The dollar amount of equity-based incentive compensation to be granted to each Investment Committee executive officer is $2,275,000 to Mr. Rykhoek, $2,070,738 to Mr. Evans and $1,349,830 to Messrs. Cornelius and Allen.
Mr. Dubuisson will be granted incentive awards consisting of a $90,000 deferred cash performance-based award (at the target level), plus time vested restricted stock, performance-based restricted stock (based on the same parameters as the Investment Committee) and cliff vesting SARs. The dollar amount of equity based incentive compensation to be granted to Mr. Dubuisson is $510,000. All equity incentive awards granted to Mr. Dubuisson will vest on March 31, 2014 except for the performance-based restricted stock award, which will vest on March 31, 2012.
The information below estimates the number of shares of common stock covered by awards to be granted in early January 2011, as described above, using, for purposes of the estimation, a $19.00 per share formulaic common stock price. The closing price of the Company’s common stock on December 16, 2010, the day the Committee took action, was $18.79.

		Estimated
	Estimated	Shares of
	Shares of	Performance-
	Time Vesting	Based
	Restricted	Stock (1)	Estimated
	Stock (1)	(target amount)	SARs (1)
Phil Rykhoek	39,912	39,912	74,419
Tracy Evans	36,328	36,328	67,737
Robert Cornelius	23,681	23,681	44,155
Mark Allen	23,681	23,681	44,155
Ray Dubuisson	9,473	9,473	14,720

(1)	Estimated based upon a stock price of $19.00 per common share and a Black Scholes value of $10.19 per SAR.
The above-described time-vested restricted stock and SARs will cliff vest on March 31, 2014 and the above-described performance-based restricted stock and cash performance awards will vest on March 31, 2012, with all of the awards subject to earlier vesting in the event of a change in control, death, disability, or retirement, as defined in the Plan.
The Committee made the additional following determinations with regard to the grants of equity awards:

•	that time-vesting restricted shares be considered issued and outstanding upon issue but held by the Company’s transfer agent until vesting has occurred;

•	that performance-vesting restricted shares not be considered issued and outstanding until vesting has occurred; and

•	that SARs awarded will have an exercise price equal to the closing price on the NYSE of the shares of the Company’s common stock on the already predetermined early January 2011 grant date. The SARs will expire seven years from the date of grant. Any increase in the stock price between the exercise price and the stock price on the exercise date will be paid solely in shares of Company common stock.
Appointment of Director
On December 16, 2010, the Board of Directors increased the size of the board by one director and appointed Mr. Phil Rykhoek, CEO of Denbury, to fill the resulting newly created directorship. Mr. Rykhoek will not be compensated separately for serving on the Company’s Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: December 22, 2010	By:	/s/ Mark Allen
Mark Allen
Senior Vice President & Chief Financial Officer